                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                               EMERSON RADIO CORP.
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


  ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5) Total Fee Paid

--------------------------------------------------------------------------------
|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No:

--------------------------------------------------------------------------------
         (3) Filing Party:

--------------------------------------------------------------------------------
         (4) Date Filed:

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

                               EMERSON RADIO CORP.
                                 NINE ENTIN ROAD
                                  P.O. BOX 430
                        PARSIPPANY, NEW JERSEY 07054-0430

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 21, 2006

Dear Stockholder:

          As a stockholder of Emerson Radio Corp. ("we", "our" or "Emerson"), you are hereby given notice of and invited to attend in person or by proxy Emerson's 2006 Annual Meeting of Stockholders to be held at The Hanover Marriott, 1401 Route 10, East, Whippany, New Jersey 07981 on Tuesday, November 21, 2006, at 10:00 a.m. (local time).

          At this year's stockholders' meeting, you will be asked to (i) elect nine directors to serve for a one-year term, (ii) approve an amendment to the 2004 Non-Employee Outside Director Stock Option Plan to increase the number of shares of common stock available for issuance from 250,000 shares to 500,000 shares, (iii) ratify the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2007 and (iv) transact such other business as may properly come before the meeting and any adjournment(s) thereof. The Board of Directors unanimously recommends that you vote FOR the directors nominated, the amendment to the 2004 Non-Employee Outside Director Stock Option Plan and the ratification of Moore Stephens, P.C. Accordingly, please give careful attention to these proxy materials.

          Only stockholders of record of Emerson's common stock as of the close of business on October 26, 2006, are entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Emerson's transfer books will not be closed.

          YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE WANT TO HAVE THE MAXIMUM REPRESENTATION AT THE ANNUAL MEETING AND RESPECTFULLY REQUEST THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. You may revoke your proxy at any time prior to its use as specified in the enclosed proxy statement.

                                        By Order of the Board of Directors,


                                        /s/ John Florian
                                        ----------------------------------------
                                        JOHN FLORIAN
                                        Deputy Chief Financial Officer,
                                        Controller and Secretary

Parsippany, New Jersey
November 1, 2006

                             YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
              ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                               EMERSON RADIO CORP.
                                 NINE ENTIN ROAD
                                  P.O. BOX 430
                        PARSIPPANY, NEW JERSEY 07054-0430

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 21, 2006

                                   ----------

TO OUR STOCKHOLDERS:

          This Proxy Statement is furnished to our stockholders for use at our Annual Meeting of Stockholders to be held at The Hanover Marriott, 1401 Route 10, East, Whippany, New Jersey 07981 on Tuesday, November 21, 2006, at 10:00 a.m. (local time), or at any adjournment or adjournments thereof (the "Annual Meeting"). Emerson's stockholders of record as of the close of business on October 26, 2006 (the "Record Date") are entitled to vote at the Annual Meeting. We expect to begin mailing this Proxy Statement and the enclosed proxy card to our stockholders on or about November 1, 2006.

                  VOTING PROCEDURES AND REVOCABILITY OF PROXIES

          The accompanying proxy card is designed to permit each of our stockholders as of the Record Date to vote on each of the proposals properly brought before the Annual Meeting. As of the Record Date, there were 27,089,832 shares of our common stock, par value $.01 per share, issued and outstanding and entitled to vote at the Annual Meeting. Each outstanding share of our common stock is entitled to one vote.

          The holders of a majority of our outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Assuming that a quorum is present, directors will be elected by a plurality vote and the nine nominees who receive the most votes will be elected. There is no right to cumulate votes in the election of directors. The ratification of all other proposals will require the affirmative vote of a majority of the shares present and entitled to vote with respect to such proposal. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote on all other matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter. As of the Record Date, The Grande Holdings Limited ("Grande Holdings") had the power to vote approximately 50.9% of the outstanding shares of our common stock and Grande Holdings has advised us that they intend to attend the Annual Meeting and intend to vote in favor of each of the proposals. As a result, we expect that we will have a quorum present at the Annual Meeting and that each of the proposals will be approved. Holders of the common stock will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the Annual Meeting.

          The accompanying proxy card provides space for you to vote in favor of, or to withhold voting for: (i) the nominees for the Board of Directors, (ii) the amendment to the 2004 Non-Employee Outside Director Stock Option Plan ("2004 Director Stock Option Plan") to increase the number of shares of common stock available for issuance from 250,000 shares to 500,000 shares and (iii) the ratification of the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2007. The Board of Directors urges you to complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid for mailing in the United States.

          When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card will vote the shares in accordance with the stockholder's instructions. The proxies we have designated for the stockholders are Eduard Will and John D. Florian. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to us.

          If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted FOR:
(i) the election of the nominees for director, (ii) the amendment of the 2004 Director Stock Option Plan to increase the number of shares of common stock available for issuance and (iii) the ratification of the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2007 and, at the discretion of the proxies designated by us, on any other matter that may properly come before the Annual Meeting or any adjournment(s).

          You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying Emerson's Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless at or prior to the Annual Meeting we have received notice of such revocation.

          At least ten days before the Annual Meeting of Stockholders, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the meeting. The list will be open for inspection during ordinary business hours at our offices at Nine Entin Road, Parsippany, New Jersey 07054, and will also be made available to stockholders present at the meeting.

                        PROPOSAL I: ELECTION OF DIRECTORS

          Nine directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of our stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote.

          All nominees named in this proxy statement are members of our present Board of Directors. All nominees have consented to serve if elected and we have no reason to believe that any of the nominees named will be unable to serve. If any nominee becomes unable to serve, (i) the shares represented by the designated proxies will be voted for the election of a substitute as the Board of Directors may recommend, (ii) the Board of Directors may reduce the number of directors to eliminate the vacancy or (iii) the Board of Directors may fill the vacancy at a later date after selecting an appropriate nominee.

          Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of Emerson entitled to vote for the election of directors. The following procedures (the "Minimum Procedures") shall be utilized in considering any candidate for election to the Board of Directors at an annual meeting, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. A nomination must be delivered to the Secretary of Emerson at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. A nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) information that will enable our Board of Directors to determine whether the candidate satisfies the minimum criteria and any additional criteria established by our Board of Directors.

          The current Board of Directors nominated the individuals named below for election to our Board of Directors, and background information on each of the nominees (as of October 26, 2006) is set forth below. See "Security Ownership of Certain Beneficial Owners and Management" for additional information about the nominees, including their ownership of securities issued by Emerson.

                                   YEAR
                                   FIRST
                                  BECAME
          NAME             AGE   DIRECTOR   PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------   ---   --------   ------------------------------------------------------------------------
Michael A.B. Binney         46     2005     Since July 2006, our President-International Sales; since November 1991,
                                            Executive Director of The Grande Holdings Limited ("Grande Holdings"), a
                                            Hong Kong listed company engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and digital products.

Peter G. Bunger             65     1992     Since 1990, a consultant with Savarina AG, an entity engaged in the business of portfolio management monitoring in Zurich, Switzerland;
                                            since October 1992, a Director of Savarina AG; from 2002 to September
                                            2006, an independent consultant for Emerson's manufacturing efforts in
                                            Europe; and from December 1996 through July 2005, a Director of Sport
                                            Supply Group, Inc. ("SSG"), which is quoted on the over the counter bulletin board (OTC: SSPY). Following the sale of Emerson's issued and outstanding shares of common stock of SSG (approximately 53.2%
                                            ownership) in July 2005, Mr. Bunger stepped down as a Director of SSG.
                                            See "Certain Relationships and Related Transactions."

W. Michael Driscoll (1)     60     2006     Over thirty-six years experience as a director and executive officer of various public and private companies; currently Chief Executive Officer of Ithaca Technologies, LLC and serving on the Boards of Directors of
                                            IPC Corporation Ltd., Singapore and Music Gear Incorporated, USA;
                                            formerly Chairman of the Board of ThinSoft (Holdings) Ltd., Hong Kong
                                            and President and Chief Executive Officer of Dazzle Multimedia
                                            Corporation, Smith Corona Corporation, Austin Computer Systems, Inc. and
                                            Technology Applications, Ltd., Thailand.

Jerome H. Farnum (1)        71     1992     Since July 1994, an independent consultant; for at least five years prior to July 1994, a senior executive (in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations and financial affairs) with several entities comprising the
                                            Fidenas group of companies, whose activities encompassed merchant banking, investment banking, investment management and corporate development.

Greenfield Pitts            56     2006     Over twenty-five years experience with Wachovia Bank, Emerson's present lender; thirty years experience with international banking; managed a joint venture between Wachovia and HSBC.

Norbert R. Wirsching (1)    69     2006     Forty-five years experience with consumer electronics industry; managed international public and private companies, including: Director and
                                            Chief Executive Officer of Capetronic Group Ltd. Global, Director and
                                            Chief Executive Officer of Polly Peck International PLC, London,
                                            Director Sansui Electric Company Ltd., Tokyo, Director of BSR
                                            International, Hong Kong/London and Chairman of BSR USA; since 1994, principal of N.R. Wirsching Enterprise, a consulting firm focusing on international public and private companies, as well as merger and acquisition services; involved in philanthropic organizations; Trustee of Wooster School, an independent private school.

Eduard Will                 64     2006     Since July 2006, our President-North American Operations; former
                                            Chairman of our Audit Committee from January 2006 through July 2006;
                                            over thirty-seven years experience as merchant banker, senior advisor and director of various public and private companies; presently serving on Board of Directors or acting as Senior Adviser to: KoolConnect
                                            Technologies Inc., Wasatch Photonics Inc., Darby Overseas Investments,
                                            Ltd. and Integrated Data Corporation.

Christopher Ho              56     2006     Since July 2006, our Chairman. Also the Chairman of Grande Holdings,
                                            Hong Kong based group of companies engaged in various businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products; certified public accountant (Hong Kong); former partner in international accounting firms; extensive experience in corporate finance, international trade and manufacturing.

Adrian Ma                   62     2006     Since March 2006, our Chief Executive Officer; since January 1999, director of Grande Holdings; over thirty years experience as Executive
                                            Chairman, Executive Director and Managing Director of various organizations focused primarily in the consumer electronics industry;
                                            Director of Lafe Technology Ltd., Vice Chairman and Managing Director of
                                            Ross Group Inc. and Deputy Chairman of Sansui Electronics Co., Ltd.

----------
(1)  Member of the Audit Committee

VOTE REQUIRED

          Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.

                 THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

          The following table sets forth, as of October 26, 2006, the beneficial ownership of (i) each current and nominee for director; (ii) each of our executive officers named in the Summary Compensation Table ("executive officers"); (iii) our directors, nominees for director and executive officers as a group and (iv) each stockholder known by us to own beneficially more than 5% of our outstanding shares of common stock. Except as otherwise noted, the address of each of the following beneficial owners is c/o Emerson Radio Corp., 9 Entin Road, Parsippany, New Jersey 07054.

                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNERS   BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS (1)
-------------------------------------   ------------------------   --------------------
Christopher Ho (2)*                            13,780,600                  50.9%

Adrian Ma*                                         -0-                      -0-

Eduard Will (3)*                                   -0-                      -0-

Michael A.B. Binney (4)*                          8,333                     **

John J. Raab (5)                                 66,667                     **

John D. Florian                                    -0-                      -0-

Peter G. Bunger (6)*                             50,538                     **

W. Michael Driscoll*                               -0-                      -0-

Jerome H. Farnum (7)*                            25,000                     **

Greenfield Pitts*                                  -0-                      -0-

Norbert Wirsching*                                 -0-                      -0-

Elizabeth J. Calianese (8)                         -0-                      -0-

Geoffrey P. Jurick (9)                           398,910                    1.5

Patrick Murray (10)                                -0-                      -0-

Guy A. Paglinco (11)                             55,000                     **

All Directors and Executive
Officers listed above as a Group (15
persons) (12)                                  14,385,048                  52.5%

(*) Director or nominee for director (all current directors are nominees for director).

(**) Less than one percent.

(1) Based on 27,089,832 shares of common stock outstanding as of October 26, 2006. Each beneficial owner's percentage ownership of common stock is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable or convertible within sixty days of October 26, 2006 have been exercised. Except as otherwise indicated, the beneficial ownership table does not include common stock issuable upon exercise of outstanding options that are not currently exercisable within sixty days of October 26, 2006. Except as otherwise indicated and based upon our review of information as filed with the U.S. Securities and Exchange Commission ("SEC"), we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) S&T International Distribution Ltd. ("S&T") is the record owner of 10,000,000 shares of common stock (the "Original Shares") and The Grande Group Limited ("GGL") is the record owner of 3,780,600 shares of common stock (the "Additional Shares" and together with the Original Shares, the "Shares"). As the sole stockholder of S&T, Grande N.A.K.S. Ltd. ("N.A.K.S.") may be deemed to own beneficially the Original Shares. As the sole stockholder of N.A.K.S. and GGL, The Grande Holdings Limited ("Grande Holdings") may be deemed to own beneficially the Shares. Mr. Ho has a beneficial interest in approximately 64% of the capital stock of Grande Holdings. By virtue of such interest and his position with Grande Holdings, Mr. Ho may be deemed to have power to vote and power to dispose of the Shares beneficially held by Grande Holdings.

(3) Mr. Will has options to purchase 25,000 shares of our common stock issued pursuant to Emerson's 2004 Director Stock Option Plan that are not exercisable within sixty days of October 26, 2006.

(4) Represents options to purchase shares of our common stock that are currently exercisable or exercisable within sixty days of October 26, 2006. Mr. Binney has options to purchase 16,667 shares of our common stock issued pursuant to Emerson's 2004 Director Stock Option Plan that are not exercisable within sixty days of October 26, 2006.

(5) Represents options to purchase shares of our common stock that are currently exercisable or exercisable within sixty days of October 26, 2006. Mr. Raab has options to purchase 33,333 shares of our common stock issued pursuant to Emerson's 2004 Employee Stock Option Plan that are not exercisable within sixty days of October 26, 2006.

(6) Mr. Bunger's ownership consists of 33,871 shares of common stock directly owned by him and options to purchase 16,667 shares of our common stock issued pursuant to Emerson's 2004 Director Stock Option Plan that are exercisable within sixty days of October 26, 2006. Mr. Bunger also has options to purchase 8,333 shares of our common stock issued pursuant to Emerson's 2004 Director Stock Option Plan that are not exercisable within sixty days of October 26, 2006.

(7) Represents options to purchase shares of our common stock that are currently exercisable or exercisable within sixty days of October 26, 2006. Mr. Farnum also has options to purchase 25,000 shares of our common stock issued pursuant to Emerson's 2004 Director Stock Option Plan that are not exercisable within sixty days of October 26, 2006.

(8) Ms. Calianese resigned as our Senior Vice President, General Counsel and Corporate Secretary effective December 16, 2005.

(9) Mr. Jurick's beneficial ownership consists of 265,576 shares of common stock directly owned by him and options to purchase 133,334 shares of our common stock issued pursuant to Emerson's 2004 Employee Stock Option Plan that are exercisable within sixty days of October 26, 2006. Mr. Jurick also has options to purchase 66,666 shares of our common stock issued pursuant to Emerson's 2004 Stock Option Plan that are not exercisable within sixty days of October 26, 2006. Mr. Jurick resigned as our Chairman and Chief Executive Officer on March 30, 2006 and was replaced by Adrian Ma. Mr. Jurick resigned as our President in July 2006 and is currently serving as a consultant.

(10) Mr. Murray resigned as our President-Emerson Radio Consumer Products Corporation effective May 19, 2006.

(11) Mr. Paglinco's beneficial ownership consists of 20,000 shares of common stock directly owned by him and options to purchase 35,000 shares of our common stock issued pursuant to Emerson's 2004 Employee Stock Option Plan that are exercisable within sixty days of October 26, 2006. Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(12) Includes 285,001 shares of common stock issuable upon exercise of options that are exercisable within sixty days of October 26, 2006.

                        BOARD OF DIRECTORS AND COMMITTEES

          At the beginning of our fiscal year, our Board of Directors consisted of Messrs. Bunger, Farnum, Morey, Jurick and Robert H. Brown, Jr. Mr. Brown passed away on August 12, 2005. On March 2, 2006, Mr. Morey resigned as a director, informing us by letter dated March 1, 2006 that he elected to resign as a result of Mr. Jurick's sale of his shares of common stock. A copy of such letter was filed as an exhibit to our current report on Form 8-K filed with the SEC on March 7, 2006. Mr. Jurick resigned from the Board of Directors in July 2006. Since December 2005, we have added seven directors to the Board of
Directors: Messrs. Ho, Binney, Driscoll, Ma, Pitts, Will and Wirsching.

          The Board of Directors meets periodically during our fiscal year to review significant developments affecting us and to act on matters requiring Board of Director approval. The Board of Directors held twenty-two (22) formal meetings during fiscal year ended March 31, 2006 ("Fiscal 2006") and also acted by unanimous written consent. During Fiscal 2006, each member of the Board of Directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and the aggregate of all meetings of committees on which such member served that were held during the period. During Fiscal 2006, the Board of Directors had three standing committees, the Audit Committee, the Compensation and Personnel Committee and the Nominating Committee. The functions of these committees during Fiscal 2006 are described below. No member of any of the committees is an employee of Emerson.

          The Board of Directors is responsible for the management and direction of Emerson and for establishing broad corporate policies. It has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. The Board of Directors has determined that during Fiscal 2006 Messrs. Bunger, Driscoll, Farnum, Pitts and Will satisfied the independence standards of the American Stock Exchange and the SEC's Rule 10A-3. In addition, the Board of Directors has determined that Messrs. Bunger, Driscoll, Farnum, Pitts and Wirsching currently satisfy all such definitions of independence.

          The Board of Directors has also determined that during Fiscal 2006, Eduard Will constituted our "audit committee financial expert," as such term is defined by the SEC. As a result of the appointment of Mr. Will as our President-North American Operations in July 2006, the Board of Directors has determined that Mr. Driscoll currently constitutes our "audit committee financial expert" as such term is defined by the SEC. Emerson has a policy of encouraging, but not requiring, its Board members to attend annual meetings of stockholders. Last year each of Emerson's directors, at such time, attended the annual meeting of stockholders.

          As of October 26, 2006, Grande Holdings beneficially owned an aggregate of 13,780,600 shares of our common stock, which represents approximately 50.9% of the shares of common stock currently outstanding. Accordingly, Emerson is a "controlled company," as such term is defined in
Section 801(a) of The American Stock Exchange Company Guide (the "Company Guide"). As a "controlled company," Emerson is not required to comply with Sections 802(a), 804 or 805 of the Company Guide relating to independent directors, Board nominations and executive compensation, respectively.

          Although a majority of our current directors meet the definition of independence as established by the American Stock Exchange and SEC rules, under
Section 802(a) of the Company Guide, we are exempt from the requirement that at least a majority of the directors on our Board of Directors be independent directors as defined in Section 121A of the Company Guide because we are a "controlled company," as such term is defined in Section 801(a) of the Company Guide. As a result, in the future, we may not maintain a board of directors comprised of a majority of independent directors that meet the definition of independence as set forth in the American Stock Exchange and SEC rules.

          Audit Committee. Our Audit Committee is presently comprised of Messrs. Driscoll (Chairman), Farnum and Wirsching. The Audit Committee is empowered by the Board of Directors to, among other things: (i) serve as an independent and objective party to monitor Emerson's financial reporting process, internal control system and disclosure control system; (ii) review and appraise the audit efforts of Emerson's independent accountants; (iii) assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and Emerson's management regarding financial reporting issues and (iv) provide the opportunity for direct communication among the independent accountants, financial and senior management and the Board of Directors.

          During Fiscal 2006, the Audit Committee performed its duties under a written charter approved by the Board of Directors and formally met six (6) times. A copy of our Audit Committee Charter is posted on our website: www.emersonradio.com on the Investor Relations page.

          Compensation and Personnel Committee. During Fiscal 2006, our Compensation and Personnel Committee was comprised of Messrs. Bunger and Farnum and (i) made recommendations to the Board of Directors concerning remuneration arrangements for senior executive management; (ii) administered our stock option plans and (iii) made such reports and recommendations, from time to time, to the Board of Directors upon such matters as the Compensation and Personnel Committee may deem appropriate or as may be requested by the Board of Directors. During Fiscal 2006, the Compensation and Personnel Committee formally met one (1) time.

          Under Section 805 of the Company Guide, we are exempt from the requirement to have the compensation of our executives determined by a compensation committee comprised solely of independent directors or by a majority of the board's independent directors because we are a "controlled company," as such term is defined in Section 801(a) of the Company Guide. As a result, we have disbanded the Compensation and Personnel Committee.

          Nominating Committee. During Fiscal 2006, the Nominating Committee was comprised of Messrs. Bunger and Farnum and was empowered by the Board of Directors to, among other functions: (i) recommend to the Board of Directors qualified individuals to serve on Emerson's Board of Directors and (ii) identify the manner in which the Nominating Committee evaluates nominees recommended for the Board of Directors. Our Nominating Committee met two (2) times during Fiscal 2006.

          Under Section 804 of the Company Guide, we are exempt from the requirement to have director nominees selected by a nominating committee comprised entirely of independent directors or by a majority of the independent directors because we are a "controlled company," as such term is defined in
Section 801(a) of the Company Guide. As a result, we have disbanded the Nominating Committee and the full Board of Directors will participate in the consideration of director nominees in the future.

CODES OF ETHICS

          We have adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics") that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer. This Code of Ethics was established with the intention of focusing Senior Financial Officers on areas of ethical risk, providing guidance to help them recognize and deal with ethical issues, providing mechanisms to report unethical conduct, fostering a culture of honesty and accountability, deterring wrongdoing and promoting fair and accurate disclosure and financial reporting.

          We have also adopted a Code of Conduct for Officers, Directors and Employees of Emerson Radio Corp. and Its Subsidiaries ("Code of Conduct"). We prepared this Code of Conduct to help all officers, directors and employees understand and comply with our policies and procedures. Overall, the purpose of our Code of Conduct is to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;
(iii) compliance with applicable governmental laws, rules and regulations; (iv) prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Conduct and (v) accountability for adherence to the Code of Conduct.

          The Code of Ethics and the Code of Conduct are posted on our website: www.emersonradio.com on the Investor Relations page. If we make any substantive amendments to, or grant any waiver (including any implicit waiver) from a provision of the Code of Ethics or the Code of Conduct, and that relates to any element of the Code of Ethics definition enumerated in Item 406(b) of Regulation S-K, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

COMPENSATION OF DIRECTORS

          During Fiscal 2006, our directors who were not employees, specifically Messrs. Brown, (until his death in August 2005), Binney, Bunger, Farnum, Morey, Driscoll, Pitts and Will were paid $31,250, $15,000, $42,500, $55,662, $45,720,
$4,167, $1,036 and $10,155, respectively, for serving on the Board of Directors and on our various committees during the period. Each Outside Director is paid an annual director's fee of $12,500; each member of the Compensation and Personnel Committee is paid an additional fee of $5,000 per annum; each member of the Nominating Committee is paid an additional fee of $5,000 per annum; each member of the Audit Committee is paid an additional fee of $7,500 per annum; and, each chairman of the Audit Committee and the Compensation and Personnel Committee is paid an additional fee of $5,000 per annum. All directors' fees are paid in four equal quarterly installments per annum. Directors who are our employees were not paid for their services as directors during Fiscal 2006. As a result of the number of board meetings held during Fiscal 2006, the Board of Directors resolved in December of 2005, to compensate Messrs. Bunger, Farnum and Morey an additional $20,000 each, payable in December 2005 and to raise the annual compensation paid to non-employee directors to $45,000 from $12,500, effective January 1, 2006. The December additional compensation is reflected in the totals disclosed above. Additionally, each director who is not an employee is eligible to participate in our 2004 Director Stock Option Plan. Directors of Emerson are reimbursed their expenses for attendance at meetings. Further, we offer to provide health care insurance to each Emerson director who is not an employee. In Fiscal 2006, Messrs. Binney, Farnum, Morey and Will were each granted stock options, pursuant to the 2004 Director Stock Option Plan, to purchase 25,000 shares of common stock at an exercise price ranging from $3.07 to $3.28 per share. These options vest in equal installments over three years, commencing one year from the date of grant, and their exercise is contingent upon continued service as a member of our Board of Directors. In Fiscal 2006, Mr. Bunger also received $48,000 in fees for the European manufacturing consulting services he rendered to Emerson. Mr. Bunger's consulting services with Emerson were discontinued in September 2006.

OFFICERS

          The following table sets forth certain information regarding the current executive officers of Emerson:

        NAME          AGE           POSITION          FISCAL YEAR BECAME OFFICER
-------------------   ---   -----------------------   --------------------------
Christopher Ho         56   Chairman                             2006

Adrian Ma              62   Chief Executive Officer              2006
                            and Director

Eduard Will            64   President-North                      2006
                            American Operations and
                            Director

Michael A.B. Binney    46   President-International              2005
                            Sales and Director

John J. Raab           70   Senior Executive Vice                1995
                            President and Chief
                            Operating Officer

John D. Florian        49   Deputy Chief Financial               2006
                            Officer, Controller and
                            Secretary

CHRISTOPHER HO has served as our Chairman since July 2006. Mr. Ho is presently the Chairman of The Grande Holdings Limited ("Grande Holdings"), a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products. Grande Holdings is currently the holder of approximately 50.9% of our outstanding shares of common stock. Christopher Ho graduated with a Bachelor of Commerce degree from the University of Toronto in 1974. He is a member of the Canadian Institute of Chartered Accountants as well as a member of the Institute of Management Accountants of Canada. He is also a certified public accountant (Hong Kong) and a member of the Hong Kong Society of Accountants. He was a partner in international accounting firms before joining Grande Holdings and has extensive experience in corporate finance, international trade and manufacturing.

ADRIAN MA has served as our Chief Executive Officer since March 30, 2006 and served as our Chairman from March 30, 2006 through July 26, 2006. Mr. Ma continues to serve as a Director. Mr. Ma is presently a director of Grande Holdings. Mr. Ma has served as a director of Grande Holdings since January 15, 1999 and has more than 30 years experience as an Executive Chairman, Executive Director and Managing Director of various organizations focused primarily in the consumer electronics industry. Mr. Ma is also Director of Lafe Technology Ltd., Vice Chairman and Managing Director of Ross Group Inc. and Deputy Chairman of Sansui Electronics Co., Ltd.

EDUARD WILL has served as our President-North American Operations since July 2006 and a Director since January 2006. Prior to becoming President-North American Operations, Mr. Will served as the Chairman of our Audit Committee from January 2006 through July 2006. Mr. Will has more than 37 years experience as a merchant banker, senior advisor and director of various public and private companies. Presently, Mr. Will is serving on the Board of Directors or acting as Senior Adviser to: KoolConnect Technologies Inc.; Wasatch Photonics Inc.; Ithaca Technologies, LLC; T&W Electronics Co.; Darby Overseas Investments, Ltd. and Integrated Data Corporation.

MICHAEL A.B. BINNEY has served as our President-International Sales since July 2006 and as a Director since December 2005. He is a fellow member of the Institute of Chartered Accountants in England and Wales and a fellow member of the Hong Kong Institute of Certified Public Accountants. He was a professional accountant for several years before joining the computer and electronics industry. He is currently also an Executive Director of Grande Holdings, a company listed on the Stock Exchange of Hong Kong as well as several other public companies in Malaysia, Japan, Singapore and the United Kingdom.

JOHN J. RAAB has served as Chief Operating Officer and Senior Executive Vice President-International since May 2003, Executive Vice President-International from June 2000 to May 2003, Senior Vice President-International from October 1997 to June 2000 and Senior Vice President-Operations from October 1995 to October 1997.

JOHN D. FLORIAN has served as Deputy Chief Financial Officer since May 2006, Controller since January 2005 and Secretary since July 2006. From October 2002 through August 2004, Mr. Florian held the position of US Controller at DSM Nutritional Products, Inc., formerly Roche Vitamins Inc. and Hoffmann-LaRoche ("DSM"). From December 2000 through September 2002, he served as Director of Financial Accounting of DSM and prior to December 2000, Mr. Florian served as a Financial Management Analyst at DSM. Mr. Florian earned a B.A. in Accounting from William Paterson College and is a member of the New Jersey Society of Certified Public Accountants ("NJSCPA").

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC and the American Stock Exchange. All reporting persons are required by certain regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

          Based solely on our review of the copies of such forms received by us, the following reports were not filed on a timely basis during Fiscal 2006:
Grande Holdings Ltd., a 10% holder of our common stock, filed a Form 4 on February 27, 2006, reporting several purchases of common stock, beginning on January 23, 2006; Jerome Farnum, a director of Emerson, filed a Form 4 on March 1, 2006, reporting sales of common stock beginning on February 24, 2006.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth certain information regarding compensation paid to our Chief Executive Officer and each of our other four most highly compensated executive officers (based on salary and bonus earned during Fiscal 2006) for services rendered in all capacities to us during the 2006, 2005 and 2004 fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                           OTHER    SECURITIES       ALL
                                                           ANNUAL     UNDER-        OTHER
NAME AND PRINCIPAL         FISCAL                         COMPEN-      LYING       COMPEN-
POSITION(S)                 YEAR     SALARY      BONUS    SATION      OPTIONS    SATION (1)
------------------------   ------   --------   --------   -------   ----------   ----------
GEOFFREY P. JURICK          2006    $715,000   $150,000   $80,000     200,000           --
CHAIRMAN OF THE             2005     500,000    125,000    80,000     200,000           --
BOARD, CHIEF                2004     500,000         --    56,197          --      $ 3,186
EXECUTIVE OFFICER
AND PRESIDENT (2)(3)

ADRIAN MA                   2006           0         --        --          --           --
CHAIRMAN OF THE
BOARD AND CHIEF
EXECUTIVE OFFICER (4)

JOHN J. RAAB                2006    $290,865   $ 50,000        --     100,000      $21,712
SENIOR EXECUTIVE VICE       2005     266,863     75,000        --     100,000       20,402
PRESIDENT AND CHIEF         2004     272,560         --        --          --       20,622
OPERATING OFFICER (3)

GUY A. PAGLINCO             2006    $185,096   $100,000        --      50,000      $29,172
VICE PRESIDENT, CHIEF       2005     153,204         --        --          --       19,764
FINANCIAL OFFICER (5)       2004     123,890     12,500        --          --       15,552

PATRICK MURRAY              2006    $387,308   $ 30,000        --          --      $31,918
PRESIDENT-EMERSON           2005     368,757         --        --          --       28,553
RADIO CONSUMER              2004     376,627         --        --          --       28,796
PRODUCTS CORPORATION (6)

ELIZABETH J. CALIANESE      2006    $205,412   $ 50,000        --          --      $23,591
SENIOR VICE PRESIDENT,      2005     213,491     47,500        --     100,000       28,146
GENERAL COUNSEL             2004     218,047         --        --          --       28,270
AND CORPORATE
SECRETARY (3)(7)

----------
(1) All other compensation consists of Emerson's contribution to our 401(k) employee savings plan, group health, life insurance, disability insurance and auto allowances.

(2) Other annual compensation consists of temporary lodging expenses. In addition to the amounts set forth in the table above, Mr. Jurick received $37,500 from SSG for services he rendered to SSG during 2006, and $152,000 in years 2005 and 2004 respectively. On March 30, 2006, Mr. Jurick confirmed his resignation as our Chairman and Chief Executive Officer and was replaced by Adrian Ma. Mr. Jurick resigned as our President and a director in July 2006 and currently serves as a consultant.

(3) In October 2004, Messrs. Jurick and Raab and Ms. Calianese were granted stock options to purchase 200,000, 100,000 and 100,000 shares of common stock, respectively, at an exercise price of $3.26, $2.96 and $2.96 per share, respectively. In June 2005, Mr. Paglinco was granted stock options to purchase 50,000 shares of common stock at an exercise price of $2.62 per share. These options vest in equal installments over three years, commencing one year from the date of grant, and their exercise is contingent on continued employment with Emerson. See Footnotes (5) and (7) below.

(4) Mr. Ma was appointed as our Chairman and Chief Executive Officer on March 30, 2006 upon the resignation of Mr. Jurick. Mr. Ma was replaced as our Chairman upon the appointment of Mr. Ho in July 2006. Mr. Ma did not receive any salary or other compensation in Fiscal 2006 and has elected not to receive any salary or other compensation for his services as Chief Executive Officer during fiscal 2007.

(5) Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(6) Mr. Murray resigned as our President-Emerson Radio Consumer Products Corporation effective May 19, 2006.

(7) Ms. Calianese resigned as our Senior Vice President, General Counsel and Corporate Secretary effective December 16, 2005.

OPTION GRANTS DURING 2006 FISCAL YEAR

          The following table provides certain information with respect to options granted to our Chief Executive Officer and to each of the executive officers named in the Summary Compensation Table during Fiscal 2006.

                               INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                      --------------------------------                               VALUE AT ASSUMED
                       NUMBER OF                                                  ANNUAL RATES OF STOCK
                       SECURITIES       % OF TOTAL                                  PRICE APPRECIATION
                       UNDERLYING   OPTIONS GRANTED TO    EXERCISE                 FOR OPTION TERM (2)
                        OPTIONS       EMPLOYEES IN       PRICE PER   EXPIRATION   ---------------------
       NAME           GRANTED (1)      FISCAL 2006         SHARE        DATE           5%       10%
-------------------   -----------   ------------------   ---------   ----------     -------   -------
GUY A. PAGLINCO (3)     50,000             100%             $2.62      6/23/15      304,623   485,078

(1) The stock options were granted under the Emerson Radio Corp. 2004 Employee Stock Incentive Plan, and, unless otherwise designated at the time of grant, are exercisable commencing one year after the grant date in three equal annual installments, with full vesting occurring on the third anniversary of the date of the grant.

(2) The dollar amounts under these columns are the result of calculations at the assumed compounded market appreciation rates of 5% and 10% as required by the SEC over a ten-year term and therefore, are not intended to forecast possible future appreciation, if any, of the stock price. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

(3) Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

OPTION EXERCISES DURING FISCAL 2006 AND FISCAL 2006 YEAR END VALUES

          The following table provides information related to options exercised by our executive officers during Fiscal 2006 and the number and value of options held at the end of Fiscal 2006 by our executive officers. We do not have any outstanding stock appreciation rights.

                                                        NUMBER OF
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING       UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                                                       OPTIONS/SARS     OPTIONS/SARS
                                SHARES                   AT FY-END        AT FY-END
                               ACQUIRED      VALUE          (#)            ($)(1)
                             ON EXERCISE   REALIZED    EXERCISABLE/     EXERCISABLE/
           NAME                  (#)         ($)       UNEXERCISABLE    UNEXERCISABLE
--------------------------   -----------   --------   --------------   ---------------
Geoffrey P. Jurick (2)                                66,666/133,334   $32,000/$64,000
Adrian Ma (3)                     --          --             0                0
John J. Raab                      --          --       33,333/66,667   $26,000/$52,000
Guy A. Paglinco (4)               --          --         0/50,000        $0/$56,000
Patrick Murray (5)                --          --             --               --
Elizabeth J. Calianese (6)        --          --             --               --

(1) Based on $3.74 per share, the closing price for our common stock as reported by the American Stock Exchange on March 31, 2006. Value is calculated on the basis of the difference between $3.74 and the option exercise price of "in the money" options, multiplied by the number of shares of our common stock underlying the option.

(2) On March 30, 2006, Mr. Jurick confirmed his resignation as our Chairman and Chief Executive Officer and was replaced by Adrian Ma. Mr. Jurick resigned as our President and a director in July 2006 and currently serves as a consultant.

(3) Mr. Ma was appointed as our Chairman and Chief Executive Officer on March 30, 2006 upon the resignation of Mr. Jurick. Mr. Ma was replaced as our Chairman upon the appointment of Mr. Ho in July 2006. Mr. Ma has not been granted any options.

(4) Mr. Paglinco resigned as our Vice President and Chief Financial Officer effective April 14, 2006.

(5) Mr. Murray resigned as our President-Emerson Radio Consumer Products Corporation effective May 19, 2006.

(6) Ms. Calianese resigned as our Senior Vice President, General Counsel and Corporate Secretary effective December 16, 2005.

EQUITY COMPENSATION PLAN INFORMATION

          The following table gives information about our common stock that may be issued upon the exercise of options and rights under our 1994 Stock Compensation Program, 1994 Non-

Employee Director Stock Option Plan, Emerson Radio Corp. 2004 Employee Stock Incentive Plan and 2004 Non-Employee Outside Director Stock Option Plan and exercise of warrants, as of March 31, 2005 (the "Plans"). The 1994 Plans expired in July 2004 and the remainder of the Plans were the only equity compensation plans in existence as of March 31, 2006.

                                   NUMBER OF SECURITIES TO
                                              BE             WEIGHTED AVERAGE EXERCISE     NUMBER OF SECURITIES
                                   ISSUED UPON EXERCISE OF      PRICE OF OUTSTANDING      REMAINING AVAILABLE FOR
                                     OUTSTANDING OPTIONS,      OPTIONS, WARRANTS AND       FUTURE ISSUANCE UNDER
                                     WARRANTS AND RIGHTS                RIGHTS           EQUITY COMPENSATION PLANS
                                              (A)                       (B)                         (C)
                                   -----------------------   -------------------------   -------------------------
Equity compensation plans                  686,168                     $3.02                     2,125,000
approved by security holders
Equity compensation plans                  100,000                      4.00                            --
not approved by security holders
                                           -------                     -----                     ---------
TOTAL                                      786,168                     $3.14                     2,125,000
                                           =======                     =====                     =========

CERTAIN EMPLOYMENT AGREEMENTS

          Effective September 1, 2001, John J. Raab, Chief Operating Officer and Senior Executive Vice President, entered into a three-year employment agreement (the "Raab Employment Agreement") with us, providing for an annual compensation of $250,000, which was increased to $257,500, effective April 1, 2002, and $275,000, effective April 1, 2003. By letter agreement dated effective as of September 1, 2004, the term of the Raab Employment Agreement was extended through and including August 31, 2007 and his annual compensation was increased to $286,000, effective April 1, 2005. In addition to his base salary, Mr. Raab may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of our Board of Directors, subject to the final approval of our Board of Directors. In the event that Mr. Raab were to be terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after March 31, 2006, to such individual, based on the terms of his contract, would be $405,167.

          Eduard Will, our President-North American Operations, entered into an employment agreement (the "Will Employment Agreement") with us on July 27, 2006 that provides that Mr. Will shall serve as our President-North American Operations through June 30, 2007. Following the initial term of the agreement (June 30, 2007), we have the right to terminate the agreement upon ninety days prior written notice and Mr. Will has the right to terminate the agreement upon thirty days prior written notice. In addition, during the initial term, Mr. Will has the right to terminate the agreement upon ninety days prior written notice. The agreement provides for annual compensation of $250,000. In addition to his base salary, Mr. Will may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of our Board of Directors, subject to the final approval of our Board of Directors.

          On March 30, 2006, Mr. Jurick confirmed his resignation as our Chairman and Chief Executive Officer. Mr. Jurick resigned as our President and a director in July 2006. Mr. Jurick is currently serving as a consultant to us. Pursuant to the terms of the non-written agreement, Mr. Jurick is entitled to receive $350,000 per year for providing consulting services to us. The agreement with Mr. Jurick is terminable by either party upon thirty days prior written notice.

          Pursuant to the terms of an agreement dated March 23, 2006 between us and Guy A. Paglinco, our former Chief Financial Officer (the "Paglinco Agreement") who resigned in April 2006, we paid Mr. Paglinco (a) his base salary earned but unpaid through April 14, 2006, (b) reimbursement for unused sick days and vacation days through April 14, 2006 and (c) any amounts vested under any Company compensation plan or program. In addition, we entered into a one-year consulting agreement with Mr. Paglinco, pursuant to which Mr. Paglinco will provide consulting services to us and we, in consideration therefor, will pay to him in installments an amount equal to $182,000 and reimburse him for certain healthcare continuation payments. In addition, all stock options granted to Mr. Paglinco under the 2004 Employee Stock Incentive Plan automatically vested.

          Elizabeth J. Calianese, our former Senior Vice President, General Counsel and Corporate Secretary, resigned in December 2005 and in October 2006, we agreed to pay her severance in the amount of $300,000 and agreed to continue to provide her health insurance coverage for a period of 18 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Geoffrey P. Jurick served as Chairman of the Board, Chief Executive Officer and President of Emerson and participated in deliberations concerning Emerson senior executive officer compensation throughout fiscal year ended March 31, 2006. Until July 1, 2005, Mr. Jurick had also served as Chairman of the Board and Chief Executive Officer of SSG and had participated in deliberations concerning its senior executive officer compensation. As set forth in the Summary Compensation Table above, Mr. Jurick also received $37,500 per annum in salary from SSG for the services he rendered to SSG during Fiscal 2006. Mr. Bunger is a Director of Emerson who serves on the Emerson Compensation and Personnel Committee and, until July 1, 2005, had been a Director of SSG and a member of the SSG Compensation Committee. See "Certain Relationships and Related Transactions".

REPORT OF COMPENSATION AND PERSONNEL COMMITTEE

          The Compensation and Personnel Committee of our Board of Directors (the "Compensation Committee") oversees our senior executive compensation strategy. The strategy is implemented through policies designed to support the achievement of our business objectives and the enhancement of stockholder value. Our Compensation Committee reviews, on an ongoing basis, all aspects of senior executive compensation and its policies support the following objectives:

     o The reinforcement of management's concern for enhancing stockholder value.

     o    The attraction, hiring and retention of qualified executives.

     o The provision of competitive compensation opportunities for exceptional performance.

The basic elements of our senior executive compensation strategy are:

                    BASE SALARY. Base salaries for our senior executive managers represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews each senior executive's base salary on an annual basis. In determining salary adjustments, the Compensation Committee considers our growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's position, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the position. Our Compensation Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

                    ANNUAL INCENTIVE COMPENSATION. At the beginning of each year, our Board of Directors establishes our performance goals for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base. Bonuses awarded to executive officers are discretionary based primarily upon individual achievement.

                    LONG-TERM INCENTIVE COMPENSATION. Our long-term incentive compensation for management and employees consists of stock options awarded under our stock option plans.

          Our Compensation Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the stockholders and determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, as well as past and expected contributions to the achievement of our long-term performance goals. Stock options are designed to focus executives on our long-term performance by enabling them to share in any increases in value of our stock.

          Our Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in our stock. The Compensation Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong link between our executives and stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          Mr. Geoffrey P. Jurick served as our Chief Executive Officer, Chairman of the Board of Directors and President throughout substantially all of Fiscal 2006. The Compensation Committee considered the results in all aspects of our business, and Mr. Jurick's performance during Fiscal 2006.

          Mr. Jurick's annual compensation for Fiscal 2006 was comprised of an annual base salary of $715,000. In Fiscal 2006, Mr. Jurick also received $37,500 in salary for the services he rendered to SSG. See "Summary Compensation Table". Mr. Jurick resigned as Chief Executive Officer and Chairman of the Board of Directors on March 30, 2006. Adrian Ma replaced Mr. Jurick as Chief Executive Officer and Chairman, but did not receive any compensation for his role as Chief Executive Officer during Fiscal 2006. Christopher Ho replaced Mr. Ma as Chairman of the Board of Directors on July 26, 2006.

POLICY ON QUALIFYING COMPENSATION

          Our Board of Directors has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally provides that a publicly held company's deduction for compensation paid to its covered employees is limited to $1 million per year, subject to certain exceptions. Our policy is to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

          This report is submitted by the members of the Board of Directors and the Compensation and Personnel Committee that were in existence at the end of Fiscal 2006.

Board of Directors    Compensation and Personnel Committee
-------------------   ------------------------------------
Adrian Ma, Chairman   Peter G. Bunger
Peter G. Bunger       Jerome H. Farnum
Jerome H. Farnum
Michael A.B. Binney
Eduard Will
W. Michael Driscoll
Greenfield Pitts
Geoffrey P. Jurick

          This report shall not be deemed "soliciting material" or incorporated by reference in any filing by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either act.

AUDIT COMMITTEE MATTERS

          Audit Committee Charter. The Audit Committee performed its duties during Fiscal 2006 under a written charter approved by the Board of Directors. A copy of the charter was filed as Annex A to our Proxy Statement for Fiscal 2005, filed as of November 10, 2005. A copy of the charter is also posted on our website: www.emersonradio.com on the Investor Relations page.

          Audit Committee Financial Expert. The Board of Directors has determined that during Fiscal 2006, Mr. Eduard Will constituted our "audit committee financial expert," as such term is defined by the SEC. Following Mr. Will's appointment as President-North American Operations in July 2006, the Board of Directors determined that Mr. W. Michael Driscoll constitutes our "audit committee financial expert," as such term is defined by the SEC.

          Independence of Audit Committee Members. Our common stock is listed on the American Stock Exchange and we are governed by the listing standards of such exchange. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" under the listing standards of AMEX.

REPORT OF THE AUDIT COMMITTEE

          This report shall not be deemed "soliciting material" or incorporated by reference in any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either act.

          Through March 2006, the Audit Committee was comprised of Messrs. Will (Chairman), Morey and Farnum. Following Mr. Morey's resignation in March 2006, the Board of Directors appointed Mr. W. Michael Driscoll to the Audit Committee. All members of the Audit Committee have been determined to be independent as defined by the listing standards of the American Stock Exchange. The Board of Directors appointed Mr. Pitts to the Audit Committee following Mr. Will's appointment as President-North American Operations in July 2006. Following Mr. Pitts resignation in October, 2006, the Board of Directors appointed Mr. Wirsching to the Audit Committee.

          In this context, the Audit Committee has reviewed the audited consolidated financial statements and has met and held discussions with management and Moore Stephens, P.C. ("Moore Stephens"), Emerson's independent auditors. Management has represented to the Audit Committee that Emerson's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our independent auditors are responsible for performing an independent audit of Emerson's financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the conduct of the audit of Emerson's financial statements:

     o    methods to account for significant unusual transactions;

     o the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     o the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     o disagreements, if any, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements (there were no such disagreements).

          The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors' independence from Emerson and its related entities, and the Audit Committee discussed with the independent auditors their independence. This standard further requires the auditors to disclose annually in writing all relationships that, in the auditors' professional opinion, may reasonably be thought to bear on their independence, confirm their perceived independence and engage in the discussion of independence.

          Based on the Audit Committee's discussions with management and the independent auditors, as well as the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that Emerson's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2006, and filed with the SEC.

          The Audit Committee has selected Moore Stephens to be retained as Emerson's independent certified public accountants to conduct the annual audit and to report on, as may be required, the consolidated financial statements that may be filed by Emerson with the SEC during the ensuing year.

Members of the Audit Committee
W. Michael Driscoll (Chairman)
Jerome H. Farnum
Norbert R. Wirsching

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

          In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee's charter, all audit and audit-related work and all non-audit work performed by our independent accountants, Moore Stephens, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered. Prior to May 17, 2006, when Moore Stephens was retained by us as our independent accountants, BDO Seidman, LLP ("BDO") served as our independent accountants during Fiscal 2005.

               o Audit Fees. Audit fees billed to us by BDO and Moore Stephens for the audit of the financial statements included in our Annual Reports on Form 10-K, and reviews by BDO of the financial statements included in our Quarterly Reports on Form 10-Q, for the fiscal years ended March 31, 2005 and 2006 totaled approximately $242,000 and $314,700, respectively.

               o Audit-Related Fees. We were billed $16,000 and $0 by BDO and Moore Stephens for the fiscal years ended March 31, 2005 and 2006, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of Emerson's financial statements and are not reported under the caption Audit Fees above.

               o Tax Fees. BDO billed us an aggregate of $196,000 and $139,600, for the fiscal years ended March 31, 2005 and 2006, respectively, for tax services, principally related to the preparation of income tax returns and related consultation.

               o All Other Fees. BDO and Moore Stephens billed us $0 and $0 for the fiscal years ended March 31, 2005 and 2006, respectively, for permitted non-audit services, principally consultation related to mergers and acquisitions.

          Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

CHANGE IN ACCOUNTANTS

          As discussed above and previously reported in a Form 8-K dated May 23, 2006, on May 17, 2006, we retained the services of Moore Stephens as our independent auditors to replace our former independent auditors, BDO, who resigned as our independent registered public accounting firm on March 7, 2006. BDO served as our independent registered public accountant since March 31, 2004. Prior to March 31, 2004, Ernst & Young, LLP ("E&Y") served as our independent registered public accountant.

          The engagement of Moore Stephens and the replacement of BDO was approved by our Board of Directors on the recommendation of our Audit Committee. During our two most recent fiscal years ended March 31, 2004 and March 31, 2005, respectively, and any subsequent interim period to May 17, 2006, we did not consult with Moore Stephens regarding any matters noted in Item 304(a) of Regulation S-K. BDO has provided tax services to us during the fiscal years ended March 31, 2004, 2005 and 2006 and is expected to continue to provide such services to us.

          There were no "disagreements" within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any events of the type listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K, involving BDO that occurred within our most recent fiscal year ended March 31, 2005. BDO's report on our financial statements for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

          There were no "disagreements" within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any events of the type listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K, involving E&Y, that occurred within our fiscal year ended March 31, 2004. E&Y's report on our financial statements for the fiscal year ended March 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the most recent fiscal year and through March 7, 2006, there had been no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.

          During the fiscal year ended March 31, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.

          During the two most recent fiscal years and through March 7, 2006, there have been no reportable events as described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.

          We provided BDO with a copy of the disclosures made pursuant to the Form 8-K (which disclosures are consistent with the disclosures noted above) and BDO furnished us with a letter addressed to the SEC stating that it agrees with the statements made by us in the Form 8-K filing, a copy of which was filed as an exhibit to the Form 8-K.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

SHARE PRICE PERFORMANCE GRAPH

          The following graph shows a comparison of cumulative total returns on our common stock for the period April 1, 2001 to March 31, 2006, with the cumulative total return over the same period for the American Stock Exchange and a peer group of companies. Companies used for the peer group are Boston Acoustics, Inc., Cobra Electronics Corp., Concord Camera Corp., Koss Corp. and Pioneer Corporation. Boston Acoustics, Inc. merged with D&M Holdings in August 2005, and as a result was only included in the peer group index through 2005. In selecting companies to be part of the peer group, we focus on publicly traded companies that design and/or distribute consumer electronic products that have characteristics similar to ours in terms of one or more of the following: (i) type of product, (ii) distribution channels, (iii) sourcing or (iv) sales volume. The comparison assumes the investment of $100 in our common stock on April 1, 2001, and reinvestment of all dividends. The information in the graph was provided by Coredata, Inc.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
          EMERSON RADIO CORP., PEER GROUP INDEX AND BROAD MARKET INDEX

                               FISCAL YEAR ENDING

                                    [LINE CHART]


                              ------------------------ FISCAL YEAR ENDING ---------------------
COMPANY/INDEX/MARKET           3/31/2001  3/31/2002  3/31/2003  3/31/2004  3/31/2005  3/31/2006

EMERSON RADIO CORP.               100.00      99.23     529.23     293.85     270.77     287.69
PEER GROUP INDEX                  100.00      76.25      81.91     116.02      72.23      56.91
AMEX MARKET INDEX                 100.00      99.18      94.72     133.87     140.24     172.13

THE STOCK PRICE PERFORMANCE DEPICTED IN THE ABOVE GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE. THE SHARE PRICE PERFORMANCE GRAPH WILL NOT BE DEEMED "SOLICITING MATERIAL" OR BE INCORPORATED BY REFERENCE IN ANY FILING BY US UNDER THE SECURITIES ACT OR THE EXCHANGE ACT EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THE GRAPH BY REFERENCE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH SPORT SUPPLY GROUP, INC.

          On July 1, 2005, we and Emerson Radio (Hong Kong) Limited ("Emerson HK"), our wholly owned subsidiary, sold all of the issued and outstanding shares of SSG common stock, which we owned, aggregating 4,746,023 shares, or approximately 53.2% ownership of SSG, for $32 million or $6.74 per share.

          Prior to July 1, 2005, our Board of Directors included the following people that were associated with SSG: Geoffrey P. Jurick, our former Chairman and Chief Executive Officer and current President and Chairman and Chief Executive Officer of SSG, and Peter G. Bunger, a director of both companies and member of the Compensation Committee of each company.

          During 1997, we entered into a management services agreement with SSG in an effort to share certain administrative and logistic functions and to enable SSG and Emerson to reduce certain costs. In connection with the sale of our interest in SSG, the management services agreement was amended to permit termination of various defined Transition Services on one hundred twenty (120) days' prior notice by either Emerson or SSG in order to facilitate the parties' transition of the Transition Services to another provider. We incurred net fees of $40,000, $206,000, $319,000 for services provided pursuant to this agreement during Fiscal 2006, 2005 and 2004, respectively.

          Effective January 1, 2006, we entered into a lease for office space in Hong Kong with Grande and an agreement for services in connection with this office space rental from Grande Holdings. The agreements expire on December 31, 2006, unless terminated earlier by either party upon three (3) months' prior written notice of termination by either party. For the fiscal year ended March 31, 2006, we incurred expenses to Grande Holdings of approximately $53,000 under these arrangements.

FUTURE TRANSACTIONS

          We have adopted a policy that all future affiliated transactions will be made or entered into on terms no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions, must be approved by a majority of the independent outside members of our Board of Directors who do not have an interest in the transactions.

     PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE 2004 NON- EMPLOYEE OUTSIDE DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                             AVAILABLE FOR ISSUANCE

          At the Annual Meeting, the stockholders are being asked to approve an amendment to Emerson's 2004 Non-Employee Outside Director Stock Option Plan (the "Director Plan") in order to increase the number of shares available for issuance thereunder by 250,000 shares, from 250,000 shares to 500,000 shares. As of October 26, 2006, 250,000 options were outstanding under the Director Plan and zero shares of common stock were available for issuance under the Director Plan. Approval of the amendment to the Director Plan is intended to ensure that Emerson can continue to provide an incentive to outside directors by enabling them to share in the future growth of Emerson. The Director Plan was adopted by the Board of Directors on July 19, 2004 and approved by the stockholders in August 2004. On October 25, 2006, the Board of Directors adopted this amendment to the plan and recommends that the stockholders approve such amendment.

          Emerson believes that stock-based awards are a key component to its ability to retain and attract qualified individuals to serve as outside directors of Emerson, and to provide incentives for qualified individuals to remain on the Board as outside directors.

DESCRIPTION OF THE DIRECTOR PLAN

          The following summary description of the principal terms of the Director Plan is qualified in its entirety by the full text of the Plan.

ADMINISTRATION

          The Director Plan currently is administered by our Board of Directors and may in the future be administered by a committee of the Board of Directors consisting solely of members of the Board who are not outside directors (the administrator of the Director Plan, whether it be the Board of Directors or such committee, is hereinafter referred to as the "Administrator"). Subject to applicable law and the terms of the Director Plan, the Administrator's responsibilities include approving the forms of agreement for use under the Director Plan, determining the exercise price of options granted under the Director Plan, adopting, amending and rescinding rules and regulations for administration of the Director Plan, interpreting the Director Plan and making all other determinations deemed necessary or advisable for administering the Director Plan.

ELIGIBILITY

          The Director Plan authorizes the grant of non-statutory stock options to persons who, on the date such options are granted, have not been employed by Emerson or any of Emerson's subsidiaries as an employee during the twelve-months preceding such date of grant ("Outside Directors").

OPTION GRANTS

          The Director Plan currently provides that each Outside Director will receive a grant of options to purchase twenty-five thousand (25,000) shares of common stock on the day first elected to serve on the Board. Further, each non-employee director who is chairman of a duly constituted committee of the Board shall also automatically be granted options to purchase an additional twenty-five thousand (25,000) shares of common stock.

          Subject to the approval of the stockholders of the amendment to increase the number of shares available for issuance under the Director Plan from 250,000 shares to 500,000 shares, the Board of Directors has adopted an amendment to the Director Plan pursuant to which immediately following the Annual Meeting, each Outside Director who did not receive options on the day first elected to serve on the Board and/or on the first day to serve as the chairman of one of the Board committees because no additional shares were available under the Director Plan at such time shall receive options to purchase such number of shares of common stock such Outside Director would have been entitled to receive had there been a sufficient number of shares available under the Director Plan. Accordingly, if the amendment to the Director Plan is approved by our stockholders at the Annual Meeting, immediately following the Annual Meeting, Mr. Driscoll will receive options to purchase 50,000 shares and Messrs. Farnum, Will, Pitts and Wirsching will each receive options to purchase 25,000 shares, each of whom began to serve as a director and/or the chairman of one of the Board committees at a time when no additional shares were available under the Director Plan.

EXERCISE PRICE

          The exercise price of each option granted under the Director Plan shall be 100% of the fair market value on the date of the grant, which shall equal the closing price of the common stock as reported on the American Stock Exchange for the last market trading day prior to the time of grant. Upon exercise of an option, the exercise price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of common stock having a fair market value equal to the purchase price, (c) through delivery of a promissory note or (d) a combination of these methods. The Administrator is also authorized to establish a cashless exercise program.

EXERCISE PERIOD

          Options under the Director Plan vest in equal installments over three years, commencing one year from the date of grant, and their exercise is contingent upon continued service as a member of our Board of Directors.

          Each option shall cease to be exercisable ten years after the date on which it is granted. No options may be granted under the Director Plan after July 19, 2014, but the Director Plan will continue thereafter while previously granted options remain subject to the Director Plan.

          All outstanding options shall be deemed fully vested prior to the consummation of a plan of reorganization such as a merger or consolidation involving Emerson, any liquidation or dissolution of Emerson or any sale of substantially all of Emerson's assets. The optionee shall be entitled (a) to exercise his or her options within thirty days after receipt of notice from Emerson regarding the plan of reorganization, (b) in the event of a merger or consolidation in which stockholders of Emerson will receive shares of another corporation, to agree to convert his or her options into comparable options to acquire such shares, (c) in the event of a merger or consolidation in which stockholders of Emerson will receive cash or other property (other than capital stock), to agree to convert his or her options into such consideration (in an amount representing the appreciation over the exercise price of such options) or (d) to surrender such options or any unexercised portion thereof.

          In the event that an option granted under the Director Plan terminates without having been exercised in full, the number of shares of common stock as to which such option was not exercised shall be available for future grants within certain limits under the Director Plan.

TRANSFERABILITY

          Options granted under the Director Plan are nontransferable, except by will or by the laws of descent and distribution. During a recipient's lifetime an option may be exercised only by the recipient unless otherwise determined by the Administrator. In the event of an optionee's death or disability, his or her options shall terminate one year after the date of death or disability. During such time after death, an option may only be exercised by the optionee's personal representative, executor or administrator, as the case may be. In the event that an optionee ceases to serve on the Board of Directors for any reason other than cause, death or disability, his or her options shall automatically terminate three months after the date on which such service terminates. If the optionee is removed from the Board of Directors for cause, his or her options shall automatically terminate on the date such removal is effective.

AMENDMENT AND TERMINATION

          The Board of Directors may at any time amend, alter, suspend or terminate the Director Plan; provided, however, that Emerson shall obtain stockholder approval of any such amendment to the extent necessary to comply with requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

          Following is a summary of the federal income tax consequences of option grants under the Director Plan. The following summary is based upon an analysis of the Internal Revenue Code of 1986, as amended (the "Code") as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

          Options granted under the Director Plan are non-statutory options. Subject to certain exceptions not discussed herein, neither Emerson nor the optionee will recognize taxable income or loss upon the grant of non-statutory stock options under the Director Plan. In general, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Emerson generally will receive a corresponding tax deduction equal to the amount includable in the optionee's income.

          Upon disposition of the shares acquired by exercise of an option, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the shares were held for more than one year.

          On October 26, 2006, the closing price of the common stock on the American Stock Exchange was $2.92. Except with respect to the description of compensation for our outside directors, future grants under the Director Plan have not yet been determined.

VOTE REQUIRED

          The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required to adopt this proposal.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO
  THE COMPANY'S 2004 NON-EMPLOYEE OUTSIDE DIRECTOR STOCK OPTION PLAN DESCRIBED
                             ABOVE IN PROPOSAL TWO.

     PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS
        INDEPENDENT AUDITORS OF EMERSON FOR THE FISCAL YEAR ENDING 2007

          The Audit Committee has appointed Moore Stephens as independent registered accountants to audit the financial statements of Emerson for the fiscal year ending March 31, 2007, and has further directed that management submit the selection of independent registered accountants for ratification by our stockholders at the Annual Meeting of Stockholders. Stockholder ratification of the selection of Moore Stephens is not required by our by-laws or otherwise. However, we are submitting the selection of Moore Stephens to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Moore Stephens. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of Emerson and its stockholders.

          Representatives of the firm of Moore Stephens are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

VOTE REQUIRED

          The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for the ratification of our independent registered accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT
 OF MOORE STEPHENS, P.C. AS INDEPENDENT AUDITORS OF EMERSON FOR THE FISCAL YEAR
                             ENDING MARCH 31, 2007.

                    STOCKHOLDER COMMUNICATIONS AND PROPOSALS

          The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to Emerson's Secretary and should be sent to such individual c/o Emerson Radio Corp., 9 Entin Road, Parsippany, New Jersey 07054. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Secretary's receipt of such a communication, Emerson's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

          SEC regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for Emerson's Annual Meeting of Stockholders to be held in 2007 must be submitted to Emerson on or before July 5, 2007, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that meeting. See "Election of Directors" for information on stockholder submissions of nominations for election to the Board of Directors.

                         PERSONS MAKING THE SOLICITATION

          The enclosed proxy is solicited on behalf of our Board of Directors. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone, telegraph or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our shares of common stock. We have retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact.

                                  OTHER MATTERS

          The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Emerson.

                              FINANCIAL STATEMENTS

          A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

          We filed an amendment to our Annual Report on Form 10-K in August 2006 in order to include certain information regarding our management, compensation and other matters. All of the information included in such amendment has been updated and is included in this proxy statement. A copy of our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2006, filed with the SEC, is available (excluding exhibits) without cost to stockholders upon written request made to Investor Relations, Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054-0430 or on-line at our web site: www.emersonradio.com.

                                        By Order of the Board of Directors,


                                        /s/ John Florian
                                        ----------------------------------------
                                        JOHN FLORIAN
                                        Deputy Chief Financial Officer,
                                        Controller and Secretary

NOVEMBER 1, 2006

                               EMERSON RADIO CORP.
                                 NINE ENTIN ROAD
                                  P.O. BOX 430
                        PARSIPPANY, NEW JERSEY 07054-0430
                                   PROXY CARD

The undersigned hereby appoints Eduard Will and John D. Florian, and each of them, proxies of the undersigned with full power of substitution, to vote for and on behalf of the undersigned at the Emerson Radio Corp. Annual Meeting of Stockholders to be held on November 21, 2006 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director named herein, the amendment to the 2004 Non-Employee Outside Director Stock Option Plan to increase the number of shares of common stock available for issuance from 250,000 shares to 500,000 shares and the ratification of the appointment of Moore Stephens, P.C. as independent registered public accountants of Emerson for the fiscal year ending March 31, 2007.


                         (CONTINUED ON THE REVERSE SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           "FOR" PROPOSALS 1, 2 AND 3
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

                                         WITHHOLD             FOR ALL
                                        AUTHORITY              EXCEPT
                        FOR ALL          FOR ALL         (See instructions
                        NOMINEES         NOMINEES              below)
                       ----------      -----------       -----------------
1. To elect nine
   directors:
                       ----------      -----------       -----------------


NOMINEES:
o    Michael A.B. Binney
o    Peter G. Bunger
o    Jerome H. Farnum
o    W. Michael Driscoll
o    Greenfield Pitts
o    Norbert R. Wirsching
o    Eduard Will
o    Christopher Ho
o    Adrian Ma

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: o


--------------------------------------------------------------------------------
                                           FOR         AGAINST        ABSTAIN
--------------------------------------------------------------------------------
2.  Amendment to the 2004
    Non-Employee Outside
    Director Stock Option Plan
    to increase the number of
    shares available for
    issuance from 250,000
    shares to 500,000 shares

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.  Ratification of
    appointment of Moore
    Stephens, P.C. as
    independent registered
    public accountants of
    Emerson for the fiscal
    year ending March 31, 2007
--------------------------------------------------------------------------------

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES FOR DIRECTOR NAMED HEREIN, THE AMENDMENT TO THE 2004 NON-EMPLOYEE OUTSIDE DIRECTOR STOCK OPTION PLAN AND THE RATIFICATION OF THE APPOINTMENT OF MOORE STEPHENS, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF EMERSON FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.




Signed:


Signed:                                                   Dated:         , 2006





NOTE: Please sign exactly as your name or names appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.





----------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. |_|




                                      -3-